Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Senior Securities” and to the use of our report dated January 24, 2014 with respect to the consolidated financial statements of CM Finance LLC and subsidiary in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2 No. 333-192370) and related Prospectus of CM Finance Inc.

We also consent to the incorporation by reference herein of our report dated November 15, 2013 with respect to the senior securities table included in the Initial Registration Statement dated November 15, 2013 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

January 24, 2014